FEDNAT HOLDING COMPANY REPORTS
FOURTH QUARTER AND FULL YEAR 2020 RESULTS

Sunrise, Florida, March 2, 2021 - FedNat Holding Company (the “Company”) (Nasdaq: FNHC) today reported results for the three and twelve months ended December 31, 2020.

Q4 2020 highlights (as measured against the same three-month period last year, except where noted):
•Net loss of $32.9 million or $2.40 per diluted share
•Adjusted operating loss of $26.9 million or $1.96 per diluted share.
•$31.1 million, pre-tax, net of recoveries, of claims related to Hurricanes Delta, Zeta and Eta, which together impacted portions of Texas, Florida, Louisiana and Alabama, as previously communicated.
•$11.5 million, pre-tax, prior year reserve development, due primarily to $16.5 million of reserve strengthening in the discontinued commercial general liability line of business, partially offset by $5.0 million of reserve redundancy in our homeowners line.
•$11.7 million non-cash impairment of intangibles, representing $11.0 million write-off of goodwill and $0.7 million impairment of identifiable intangible assets from the Maison acquisition, as previously communicated.
•Gross written premiums of $168.4 million, including $24.2 million from Maison.
•14.1% decrease in Florida homeowners in-force policies to approximately 207,000, reflecting continued execution of our strategy to limit exposure in Florida until rates more accurately reflect increased costs of claims and reinsurance.
•15.8% increase in non-Florida homeowners in-force policies to approximately 154,000, in-line with our diversification strategy.
•Non-insurance company liquidity of $59 million at December 31, 2020.
•Compared to September 30, 2020, book value per share decreased $2.79 to $11.90 at December 31, 2020.
•The Company's debt to capital ratio was 37.7% at December 31, 2020.

Michael H. Braun, FedNat's Chief Executive Officer, said “FedNat’s fourth quarter and full year 2020 results reflect the unprecedented impact of a record number of severe weather events, with 30 named storms including 12 named storms that made landfall in the U.S. I want to commend our staff, over 95% of which continues to work remotely, for their dedication and commitment to providing our policyholders and partner agents with the highest quality service in their time of need.”

Mr. Braun continued, “In the face of these challenges, FedNat’s management team took action at year end to maintain appropriate capital positions at our insurance companies, while conserving liquidity at the holding company. These actions included purchasing additional reinsurance coverage to help provide more protection and statutory surplus relief for our insurance companies. As a result, we ended 2020 with RBC ratios in excess of 300% at our insurance companies and $59 million in liquidity at the holding company. We have continued our initiatives to improve the profitability of our homeowners business and build long-term value, including shrinking our book of business in Florida until rates more accurately reflect our increased costs of doing business as well as implementing multiple rate increases in both our Florida and non-Florida markets. These rate increases are expected to contribute over $90 million in incremental gross earned premium in 2021 and over $230 million of cumulative incremental premium in 2021 and 2022 when fully earned out in the first quarter of 2022.”

Revenues

•Total revenue decreased $23.8 million, or 21.8%, to $85.2 million for the three months ended December 31, 2020, compared with $109.0 million for the three months ended December 31, 2019. The decrease was driven by lower net premiums earned as increases in ceded premiums outpaced the growth in gross premiums earned, partially offset by higher investment gains.
•Gross written premiums increased $18.3 million, or 12.2%, to $168.4 million in the quarter, compared with $150.1 million for the same three-month period last year. Gross premiums written increased by $17.6 million from Maison, which was acquired in December 2019, and $2.5 million from FNIC's non-Florida business, which was partially offset by a $4.1 million decrease in FNIC's Florida business, as we reduce our exposures in this market.
•Gross premiums earned increased $24.8 million, or 15.8%, to $182.0 million for the three months ended December 31, 2020, as compared to $157.2 million for the three months ended December 31, 2019. The higher gross premiums earned was primarily driven by continued non-Florida growth, including $13.8 million from Maison's non-Florida business, which represents a full quarters' worth of premium, as compared to only one month in the three months ended December 31, 2019.
•Ceded premiums increased $56.8 million, or 91.5%, to $118.8 million in the quarter, compared to $62.0 million the same three-month period last year. The increase was driven by $26.1 million higher excess of loss reinsurance spend, as property exposures increased, including from the Maison acquisition, this year as compared to last year. Additionally, there was

$29.1 million of additional ceded premium related to higher quota-share cession percentages in FNIC's Florida homeowners business (40% as of December 31, 2020) and the quota share treaty in FNIC's non-Florida homeowners business that was effective July 1, 2020 at 50% and was increased to 80% effective December 1, 2020. The increase to ceded premium earned associated with the aforementioned treaties is essentially offset by corresponding reductions in losses and loss adjustment expenses ("LAE"), and commission and other underwriting expenses when comparing across periods.
•Net realized and unrealized investment gains increased $7.2 million, to $9.2 million for the three months ended December 31, 2020, compared to $2.0 million in the prior year period. The 2020 quarter included $8.5 million in realized investment gains for debt securities.
•Direct written policy fees increased $0.8 million, or 27.1%, to $3.7 million for the three months ended December 31, 2020, as compared to $2.9 million during the three months ended December 31, 2019. The increase is primarily driven by the policy fees generated from Maison's policies in-force and higher fees as a result of FNIC's non-Florida premium growth.
•Other income increased $2.0 million, or 40.2%, to $7.0 million in the quarter, compared with $5.0 million in the same three-month period last year. The increase in other income was primarily driven by higher brokerage revenue. The brokerage revenue increase is the result of higher excess of loss reinsurance spend from the reinsurance programs in place during the fourth quarter of 2020 as compared to the fourth quarter of 2019.

Expenses

•Losses and LAE increased $1.7 million, or 2.1%, to $80.5 million for the three months ended December 31, 2020, compared with $78.8 million for the same three-month period last year. The net loss ratio increased 44.5 percentage points, to 127.3% in the current quarter, compared to 82.8% in the fourth quarter of 2019. The higher ratio was the result of two main factors: higher ceded premiums, as discussed earlier, which reduces net earned premium, the denominator of the net loss ratio calculation, as well as higher catastrophe net losses as compared to the prior year period. The fourth quarter of 2020 catastrophe net losses were $27.9 million, related to losses from Hurricanes Delta, Zeta and Eta, which together impacted portions of Louisiana, Florida, Alabama and Texas. The $27.9 million represents $31.1 million of initial net losses, as previously disclosed, less $3.2 million of benefit from claims handling services. Additionally, we strengthened prior year reserves by $11.5 million, representing $16.5 million of reserve strengthening in the discontinued commercial general liability line of business, as previously disclosed, partially offset by $5.0 million of reserve redundancy in our homeowners line. By comparison, the fourth quarter of 2019 catastrophe net losses were $6.0 million, net of reinsurance, which primarily included impacts from Tropical Storms and other severe weather events, as well as $12.0 million of prior year development from our discontinued non-core lines of business. The remaining variances are driven by higher benefit from catastrophe claims handling fee income, as a result of the elevated levels of severe weather events throughout 2020, as discussed earlier, and higher ceded losses from incremental quota shares in FNIC, in the quarter as compared to the prior year period, as discussed above.
•Commissions and other underwriting expenses decreased $4.9 million, or (15.8)%, to $26.6 million for the three months ended December 31, 2020, compared with $31.5 million for the three months ended December 31, 2019. The net expense ratio increased 12.5 percentage points, to 51.8% in the current quarter, as compared to 39.3% in the fourth quarter of 2019. The decrease was primarily driven by higher ceding commissions as a result of higher quota-share cession percentages and new quota shares in FNIC's Florida and non-Florida homeowners business, respectively as discussed above. When comparing these periods, this decrease was partially offset by higher non-Florida acquisition related costs as a result of gross premium growth and higher other underwriting expenses.
•For the three months ended December 31, 2020, the Company recorded a non-cash impairment charge of $11.7 million representing $11.0 million of goodwill and $0.7 million of identifiable intangible assets from the Maison acquisition, as previously disclosed. The Company's impairment conclusion coincided with the preparation of the financial statements required to be included in this year's Form 10-K. The impairment analysis considered the earnings and share price of the Company and comparable companies, among other factors, which ultimately resulted in the impairment conclusion. Refer to our Form 8-K, dated February 12, 2021 for further information on this topic.

2020 vs. 2019 Full Year Results

•The Company reported net income (loss) of $(73.0) million, or $(5.27) per diluted share, for 2020 as compared to net income of $1.0 million, or $0.08 per diluted share, for 2019. The performance in 2020 is the result of higher losses from catastrophe events, higher reinsurance costs and the adverse claims environment in the state of Florida throughout the year.
•The Company's adjusted operating income (loss) was $(72.2) million or $(5.21) per diluted share in 2020, as compared to adjusted operating income (loss) of $(0.4) million or $(0.03) per diluted share in 2019.

Subsequent Events

•Effective January 1, 2021, the Company entered into a new Aggregate Excess of Loss program on its Maison Insurance Company ("Maison") book of business. This new program provides coverage, excluding named storms, of 65% of $15 million excess of $10 million with an $850,000 occurrence deductible and a $4.15 million occurrence limit at an approximate annual cost of $2.3 million.
•Effective March 1, 2021, the Company secured additional reinsurance limit of 50% of $70 million excess of $25 million and 100% of $15 million excess of $10 million at an approximate cost of $13 million. This limit is available for any subsequent events through May 31, 2021 for all carriers and all states, with a portion excluding named storms.
•The Company applied for and was approved by the Louisiana Department of Insurance for a state-wide average rate increase of 9.9% for FedNat Insurance Company's ("FNIC") Louisiana homeowners multiple-peril insurance policies, which became effective for new and renewal policies in January 2021.
•The Company applied for and was approved by the Texas Department of Insurance for a state-wide average rate increase of 12.3% for Maison's Texas homeowners multiple-peril insurance policies, which became effective for new and renewal policies in February 2021.
•The Company applied for and was approved by the Florida Office of Insurance Regulation (“OIR”) for a state-wide average rate increase of 6.7% for Florida homeowners multiple-peril insurance policies, which is expected to become effective for new and renewal policies in March 2021.
•The Company applied for a "use and file" rate filing with the Florida OIR to implement a state-wide average increase of 7.0% for Florida homeowners multiple-peril insurance policies and 6.0% for dwelling fire insurance policies, which is expected to become effective for new and renewal policies in April 2021.

Winter Storm Uri

•On approximately February 13, 2021, Winter Storm Uri ("Uri") hit the Southern Plains causing heavy residential damage in Texas, primarily associated with freezing temperatures causing widespread instances of burst water pipes. The Company expects to incur claims in excess of its aggregate reinsurance retention, which is approximately $23 million for this event. In addition, the Company has a co-participation within its reinsurance tower which arose in early February 2021 when, in conjunction with year end 2020 financial reporting, we strengthened ultimate loss and LAE reserves for the five hurricane events that occurred in 2020. Due to this increase in hurricane reserves, the Company has a co-participation of approximately $18 million in excess of $61 million, which results from the portion of our reinsurance program that does not embody the cascading feature where unused limit drops down for subsequent events. Combined with the $23 million retention, the Company's total exposure to Uri is currently estimated to be $41 million, pre-tax.
•The Company has an 80% quota-share reinsurance treaty in place with Anchor Re, Inc. ("Anchor Re"), an Arizona captive reinsurance entity that is an affiliate of SageSure Insurance Managers LLC ("SageSure"). The quota-share treaty extends from July 1, 2020 to June 30, 2021 and includes limits on the net loss that Anchor Re can incur during the treaty year. As a result of catastrophe losses experienced during the second half of 2020, under the current terms of the treaty the Company will be limited in its ability to cede losses from Uri, or subsequent storms, into the treaty. Absent these limitations, the Company would expect to recover $25 million of Uri losses from Anchor Re. Depending on the profitability of the business ceded into the treaty over the remainder of its term, the Company may be able to recover a portion of these losses, though not necessarily in the same period in which Uri occurred. The Company is in continuing discussions with SageSure and Anchor Re to increase the reinsurance limit in the treaty or to add additional reinsurance coverage.

Strategic Review Committee

As part of its ongoing work, the Strategic Review Committee of the Board of Directors, which was established in November 2020, is actively exploring options to strengthen the Company's capital position. Any such potential capital raising would be subject to market and other conditions, and there can be no assurance regarding the timing or certainty of such a transaction.

Non-GAAP Performance Measures

Non United States generally accepted accounting principles ("GAAP") measures do not replace the most directly comparable GAAP measures and we have included detailed reconciliations thereof on page 10.

We exclude the after-tax (using our statutory income tax rate) effects of the following items from GAAP net income (loss) to arrive at adjusted operating income (loss):

•Net realized and unrealized gains (losses), including, but not limited to, gains (losses) associated with investments and early extinguishment of debt;

•Merger and acquisition, integration and other strategic costs and the amortization of specifically identifiable intangibles (other than value of business acquired);
•Impairment of intangibles;
•Income (loss) from initial adoption of new regulations and accounting guidance; and
•Income (loss) from discontinued operations.

We also exclude the pre-tax effect of the first bullet above from GAAP revenues to arrive at adjusted operating revenues.

Management believes these non-GAAP performance measures allow for a better understanding of the underlying trend in our business, as the excluded items are not necessarily indicative of our operating fundamentals or performance.

Similarly, we exclude accumulated other comprehensive income (loss) ("AOCI") from book value per share to arrive at book value per share, excluding AOCI.

Conference Call Information

The Company will hold an investor conference call at 9:00 AM (ET) Wednesday, March 3, 2021. The Company’s CEO, Michael Braun and its CFO, Ronald Jordan will discuss the financial results and review the outlook for the Company. Messrs. Braun and Jordan invite interested parties to participate in the conference call.

Listeners interested in participating in the Q&A session may access the conference call as follows:

Toll-Free Dial-in: (877) 303-6913

Conference ID: 5264749

A live webcast of the call will be available online via the “Presentations and Events” section of the Company’s website at FedNat.com or interested parties can click on the following link:

http://www.fednat.com/investor-relations/investor-presentations/

Please call at least five minutes in advance to ensure that you are connected prior to the presentation. A webcast replay of the conference call will be available shortly after the live webcast is completed and may be accessed via the Company’s website.

About the Company

The Company is an insurance holding company that controls substantially all aspects of the insurance underwriting, distribution and claims processes through our subsidiaries and contractual relationships with independent agents and general agents. The Company, through our wholly owned subsidiaries, are authorized to underwrite, and/or place homeowners multi-peril, federal flood and other lines of insurance in Florida and other states. We market, distribute and service our own and third-party insurers’ products and other services through a network of independent and general agents.

The Company presents users with data related to different aspects of our business to afford users greater transparency into our results. Homeowners Florida consists of data related to our homeowners and fire property and casualty insurance business, which currently operates in Florida. Homeowners non-Florida consists of data related to our homeowners and fire property and casualty insurance business, which currently operates in Alabama, Louisiana, South Carolina, Texas and Mississippi. Non-core consists of financial information related to nonstandard personal automobile insurance business which operated in Florida, Georgia, Texas and Alabama and our commercial general liability insurance business.

Forward-Looking Statements /Safe Harbor Statements

Safe harbor statement under the Private Securities Litigation Reform Act of 1995:

Statements that are not historical fact are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “anticipate,” “believe,” “budget,” “contemplate,” “continue,” “could,” “envision,” “estimate,” “expect,” “guidance,” “indicate,” “intend,” “may,” “might,” “plan,” “possibly,” “potential,” “predict,” “probably,” “pro-forma,” “project,” “seek,” “should,” “target,” or “will” or the negative or other variations thereof, and similar words or phrases or comparable terminology, are intended to identify forward-looking statements.

Forward-looking statements might also include, but are not limited to, one or more of the following:
•Projections of revenues, income, earnings per share, dividends, capital structure or other financial items or measures;
•Descriptions of plans or objectives of management for future operations, insurance products or services;
•Forecasts of future insurable events, economic performance, liquidity, need for funding and income; and
•Descriptions of assumptions or estimates underlying or relating to any of the foregoing.

The risks and uncertainties include, without limitation, risks and uncertainties related to estimates, assumptions and projections generally; the nature of the Company’s business; the adequacy of its reserves for losses and loss adjustment expense; claims experience; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail) and other catastrophic losses; reinsurance costs, terms and availability, and the ability of reinsurers to indemnify the Company; our ability to raise additional capital and our compliance with minimum capital and surplus requirements; potential assessments that support property and casualty insurance pools and associations; the effectiveness of internal financial controls; the effectiveness of our underwriting, pricing and related loss limitation methods; changes in loss trends, including as a result of insureds’ assignment of benefits; court decisions and trends in litigation; our potential failure to pay claims accurately; ability to obtain regulatory approval applications for requested rate increases or rate increases already in use, or to underwrite in additional jurisdictions, and the timing thereof; the impact that the results of our subsidiaries’ operations may have on our results of operations; inflation and other changes in economic conditions (including changes in interest rates and financial markets); pricing competition and other initiatives by competitors; legislative and regulatory developments; the outcome of litigation pending against the Company, and any settlement thereof; dependence on investment income and the composition of the Company’s investment portfolio; insurance agents; ratings by industry services and debt rating agencies; the reliability and security of our information technology systems; reliance on key personnel; acts of war and terrorist activities; and other matters described from time to time by the Company in releases and publications, and in periodic reports and other documents filed with the United States Securities and Exchange Commission.

In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including claims and litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a contingency. Reported results may therefore appear to be volatile in certain accounting periods.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We do not undertake any obligation to update publicly or revise any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Contacts

Michael H. Braun, CEO (954) 308-1322,
Ronald Jordan, CFO (954) 308-1363,
Bernard Kilkelly, Investor Relations (954) 308-1409,
or investorrelations@fednat.com

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
Selected Financial Highlights
(Dollars in thousands, except per share data)
(Unaudited)

	As of or For the
	Three Months Ended December 31,			Twelve Months Ended December 31,
	2020	2019	% Change	2020	2019	% Change
Net Income (Loss) Attributable to Common Shareholders
Net income (loss)	$(32,943)	$(6,893)	377.9%	$(73,034)	$1,011	(7323.9)%
Adjusted operating income (loss)	(26,854)	(7,925)	238.9%	(72,157)	(361)	19888.1%

Per Common Share
Net income (loss) - diluted	$(2.40)	$(0.51)	367.2%	$(5.27)	$0.08	(6894.5)%
Adjusted operating income (loss) - diluted	(1.96)	(0.59)	231.2%	(5.21)	(0.03)	18700.0%
Dividends declared	0.09	0.09	—%	0.36	0.33	9.1%
Book value	11.90	17.25	(31.0)%	11.90	17.25	(31.0)%
Book value, excluding AOCI	11.07	16.54	(33.1)%	11.07	16.54	(33.1)%

Return to Shareholders
Repurchases of common stock	$—	$3,867	NCM	$10,000	$3,867	158.6%
Dividends declared	1,258	1,176	7.0%	5,077	4,309	17.8%
	$1,258	$5,043	(75.1)%	$15,077	$8,176	84.4%

Revenue
Total revenues	$85,196	$108,987	(21.8)%	$432,230	$414,961	4.2%
Adjusted operating revenues	76,046	106,953	(28.9)%	414,198	407,877	1.5%
Gross premiums written	168,393	150,074	12.2%	726,885	610,608	19.0%
Gross premiums earned	181,979	157,201	15.8%	720,967	582,334	23.8%
Net premiums earned	63,200	95,188	(33.6)%	364,134	363,652	0.1%

Ratios to Net Premiums Earned
Net loss ratio	127.3%	82.8%		103.9%	75.1%
Net expense ratio	51.8%	39.3%		38.5%	35.9%
Combined ratio	179.1%	122.1%		142.4%	111.0%

In-Force Homeowners Policies
Florida	207,000	241,000	(14.1)%	207,000	241,000	(14.1)%
Non-Florida	154,000	133,000	15.8%	154,000	133,000	15.8%
	361,000	374,000	(3.5)%	361,000	374,000	(3.5)%

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
Consolidated Statement of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Revenues:
Net premiums earned	$63,200	$95,188	$364,134	$363,652
Net investment income	2,149	3,864	11,786	15,901
Net realized and unrealized investment gains (losses)	9,150	2,034	18,032	7,084
Direct written policy fees	3,675	2,892	14,337	10,200
Other income	7,022	5,009	23,941	18,124
Total revenues	85,196	108,987	432,230	414,961

Costs and expenses:
Losses and loss adjustment expenses	80,473	78,796	378,335	273,080
Commissions and other underwriting expenses	26,563	31,539	116,768	107,189
General and administrative expenses	6,179	5,867	23,420	23,203
Interest expense	1,916	1,916	7,661	10,776
Impairment of intangibles	11,699	—	11,699	—
Total costs and expenses	126,830	118,118	537,883	414,248

Income (loss) before income taxes	(41,634)	(9,131)	(105,653)	713
Income tax expense (benefit)	(8,691)	(2,238)	(32,619)	(298)
Net income (loss)	$(32,943)	$(6,893)	$(73,034)	$1,011

Net Income (Loss) Per Common Share
Basic	$(2.40)	$(0.51)	$(5.27)	$0.08
Diluted	(2.40)	(0.51)	(5.27)	0.08

Weighted Average Number of Shares of Common Stock Outstanding
Basic	13,718	13,409	13,846	12,977
Diluted	13,718	13,409	13,846	13,023

Dividends Declared Per Common Share	$0.09	$0.09	$0.36	$0.33

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
Selected Operating Metrics
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
	(In thousands)
Gross premiums written:
Homeowners Florida	$104,777	$104,536	$444,576	$451,856
Homeowners non-Florida	59,637	42,163	263,534	142,485
Federal flood	4,055	3,399	19,022	16,413
Non-core	(76)	(24)	(247)	(146)
Total gross premiums written	$168,393	$150,074	$726,885	$610,608

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
	(In thousands)
Gross premiums earned:
Homeowners Florida	$112,274	$114,249	$459,511	$452,730
Homeowners non-Florida	65,121	38,908	244,192	112,836
Federal flood	4,660	4,068	17,511	15,073
Non-core	(76)	(24)	(247)	1,695
Total gross premiums earned	$181,979	$157,201	$720,967	$582,334

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
	(In thousands)
Net premiums earned:
Homeowners Florida	$39,940	$65,922	$230,567	$273,779
Homeowners non-Florida	23,336	29,290	133,814	88,404
Non-core	(76)	(24)	(247)	1,469
Total net premiums earned	$63,200	$95,188	$364,134	$363,652

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
Selected Operating Metrics (continued)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
	(In thousands)
Commissions and other underwriting expenses:
Homeowners Florida	$12,862	$13,152	$54,043	$52,962
All others	13,397	7,695	51,186	25,491
Ceding commissions	(15,417)	(3,235)	(29,386)	(12,128)
Total commissions	10,842	17,612	75,843	66,325

Fees	1,385	1,028	5,079	3,368
Salaries and wages	3,723	3,024	13,791	12,114
Other underwriting expenses	10,613	9,875	22,055	25,382
Total commissions and other underwriting expenses	$26,563	$31,539	$116,768	$107,189

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019

Net loss ratio	127.3%	82.8%	103.9%	75.1%
Net expense ratio	51.8%	39.3%	38.5%	35.9%
Combined ratio	179.1%	122.1%	142.4%	111.0%
Gross loss ratio	150.6%	100.8%	144.2%	120.5%
Gross expense ratio	26.5%	25.9%	23.5%	24.5%

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
Consolidated Balance Sheet
(Unaudited)

	December 31,
	2020	2019
ASSETS	(In thousands)
Investments:
Debt securities, available-for-sale, at fair value (amortized cost of $473,126 and $512,645, respectively)	$488,210	$526,265
Debt securities, held-to-maturity, at amortized cost	—	4,337
Equity securities, at fair value	3,157	20,039
Total investments	491,367	550,641
Cash and cash equivalents	103,026	133,361
Prepaid reinsurance premiums	278,272	145,659
Premiums receivable, net of allowance of $233 and $159, respectively	56,026	41,422
Reinsurance recoverable, net of allowance of $65 and $0, respectively	410,398	209,615
Deferred acquisition costs and value of business acquired, net	27,869	56,136
Current and deferred income taxes, net	33,981	2,552
Goodwill	—	10,997
Other assets	32,448	28,633
Total assets	$1,433,387	$1,179,016

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Loss and loss adjustment expense reserves	$540,761	$324,362
Unearned premiums	366,789	360,870
Reinsurance payable and funds withheld liabilities	201,522	102,467
Long-term debt, net of deferred financing costs of $1,317 and $1,478, respectively	98,683	98,522
Deferred revenue	6,820	6,856
Other liabilities	55,528	37,246
Total liabilities	1,270,103	930,323
Shareholders' Equity
Preferred stock, $0.01 par value: 1,000,000 shares authorized	—	—
Common stock, $0.01 par value: 25,000,000 shares authorized; 13,717,908 and 14,414,821 shares issued and outstanding, respectively	137	144
Additional paid-in capital	169,298	167,677
Accumulated other comprehensive income (loss)	11,386	10,281
Retained earnings	(17,537)	70,591
Total shareholders’ equity	163,284	248,693
Total liabilities and shareholders' equity	$1,433,387	$1,179,016

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
GAAP to Non-GAAP Reconciliations
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Revenue
Total revenues	$85,196	$108,987	$432,230	$414,961
Less:
Net realized and unrealized investment gains (losses)	9,150	2,034	18,032	7,084
Adjusted operating revenues	$76,046	$106,953	$414,198	$407,877

Net Income (Loss)
Net income (loss)	$(32,943)	$(6,893)	$(73,034)	$1,011
Less:
Net realized and unrealized investment gains (losses)	5,481	1,535	10,801	5,347
Acquisition and strategic costs	(130)	(493)	(171)	(1,267)
Amortization of identifiable intangibles	(23)	(10)	(90)	(10)
Gain (loss) on early extinguishment of debt	—	—	—	(2,698)
Impairment of intangibles	(11,417)	—	(11,417)	—
Adjusted operating income (loss)	$(26,854)	$(7,925)	$(72,157)	$(361)

Income tax rate assumed for reconciling items above	40.10%	24.52%	40.10%	24.52%

Per Common Share
Book value	$11.90	$17.25	$11.90	$17.25
Less:
AOCI	0.83	0.71	0.83	0.71
Book value, excluding AOCI	$11.07	$16.54	$11.07	$16.54